Exhibit 99.1
Virco Reports Financial Results for First Quarter of Fiscal 2018

•	Revenue up 12%
•Shipments plus backlog up 19%
•Recovery in public school funding continues

Torrance, California-June 12, 2017-Virco Mfg. Corporation today announced results for its first fiscal quarter ended April 30, 2017.

Revenue for the three months ended April 30, 2017 increased 12% to $23,235,000 from $20,827,000 for the same quarter in 2016. The Company’s preferred early-season indicator of overall demand-actual YTD shipments through May plus backlog-was up 25% compared to the prior year. Management believes that the recovery in public school funding seems to be accelerating through the first quarter and into summer, but cautions investors not to read too much into these early-season indicators.

Due to advance preparations for a busy summer delivery season, the Company incurred greater operating and selling costs in the first quarter, impacting gross margin and operating profit. Management considers these preparations to be essential in order for the Company to make timely deliveries before schools open in the fall.

		Three Months Ended
		4/30/2017	4/30/2016
		(In thousands, except per share data)

Net sales		$ 23,235	$ 20,827
Cost of sales		14,808	12,764
Gross profit		8,427	8,063
Selling, general administrative & other expense		11,692	10,908
Operating loss		(3,265)	(2,845)
Interest expense, net		295	264
Loss before income taxes		(3,560)	(3,109)
Income tax (expense)		(1,349)	29
Net loss		$ (2,211)	$ (3,138)

Net loss per share - basic		$ (0.15)	$ (0.21)
Net loss per share - diluted (a)		$ (0.15)	$ (0.21)

Weighted average shares outstanding - basic		15,128	14,971
Weighted average shares outstanding - diluted (a)		15,128	14,971

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	4/30/2017	1/31/2017	4/30/2016
Current assets	$ 68,004	$ 48,493	$ 66,070
Non-current assets	61,750	59,694	42,111
Current liabilities	43,716	21,585	44,317
Non-current liabilities	28,409	27,248	33,236
Stockholders' equity	57,629	59,354	30,628

Public school funding has mirrored the choppy pattern of the overall economy since the Great Recession ended in 2010. As one of the final downstream recipients of tax flows, public school budgets tend to lag the overall economy both going into and coming out of recession. In Virco’s 67-year history of providing furniture to America’s public schools, the lag for this recovery has been the longest and most erratic. Although no assurances can be given, the strength and persistence of this year’s order cycle may indicate a return to historic levels of public school funding and predictability.

The Company’s annual order cycle typically has two components: the so-called “project season” in spring and early summer, followed by “fill-in season” as summer concludes and schools have both their new budgets and a better idea of what actual enrollment will be.

This year’s project season has been strong, with large-scale orders tied to new construction and major refurbishments returning the levels last seen in 2006. But because these orders are linked closely to construction and therefore tend to be planned well in advance, their impact on the year’s overall order rate may have a front-loading effect. That is why Management cautions investors not to expect a continuation of what is, as of this report, a 25% YTD increase in order rates. On the other hand, if robust project orders are a proxy for more widespread financial health in public school funding, fill-in season could possibly continue this early season trend.

Management believes the Company has sufficient capacity and liquidity to provide timely deliveries on this higher level of demand. With over 2,000,000 square feet of domestic manufacturing and distribution infrastructure, response times for last-minute or custom orders are shorter than with extended supply chains. The Company’s direct sales force has been actively promoting these capabilities for the past few years, and now that funding has improved, schools are taking advantage of the opportunity to customize the furniture in their new or refurbished facilities. Order rates for non-standard configurations and colors have been especially strong through the spring project season.

Preparations are also being made for a busy fill-in season. Furniture typically ordered as last-minute match ups or replacements is being built and inventoried at moderately higher rates than usual, with significant remaining surge capacity should fill-in order rates match those for projects.

Virco Chairman and CEO Robert Virtue said: “We’re very happy to finally see a recovery of this magnitude. Our hope and expectation that this would happen is the reason we struggled so hard to hang on to all of our productive assets and highly skilled employees. This summer will test all of our resources, but this is what we’ve waited for and we’re excited by the challenge.”

Virco President Doug Virtue concurred: “It’s been satisfying to see our staff respond so smoothly to this year’s big increase in demand. We’re happiest and most productive when we’re busy. We hope as the summer progresses that we can turn higher levels of output into even higher levels of efficiency, and confirm the trust our customers and shareholders have shown in us.”

Contact:

Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2017 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.